Exhibit 10.38

December 27, 2012

Via Hand Delivery
Donna Lehmann
c/o Affinity Gaming
3775 Breakthrough Way, Suite 300
Las Vegas, NV 89135

Dear Donna:

This letter, when counter-signed by you, shall serve as the second amendment (the "Second Amendment") to the Executive Severance Agreement dated as of January 11, 2011, and amended October 31, 2011, by and between you and Herbst Gaming, LLC and governing the terms and conditions of your separation from employment with the Company (the "Executive Severance Agreement"). All capitalized terms set forth in this Second Amendment, unless otherwise hereinafter defined, shall have the same meaning as in the Executive Severance Agreement.

1.	The preamble of the Executive Severance Agreement is amended to provide that the Company is now known as Affinity Gaming, formerly known as Affinity Gaming, LLC and, before that, Herbst Gaming, LLC.

2.
The references in the Executive Severance Agreement to the Letter Agreement shall mean the Letter Agreement between you and the Company dated as of January 11, 2011, amended as of May 6, 2011, and October 31, 2011, and further amended as of this date. The references in the Executive Severance Agreement to the Duty of Loyalty Agreement shall mean the Duty of Loyalty Agreement between you and the company dated as of January 11, 2011 and amended as of October 31, 2011 and this date.

3.	Except as specifically set forth in paragraphs 1 and 2 of this Second Amendment, all other terms and conditions of the Executive Severance Agreement shall remain unchanged.

Sincerely,

/s/ David D. Ross

David D. Ross
Chief Executive Officer

ACCEPTED and AGREED TO this 27th day of December, 2012:

/s/ Donna Lehmann

Donna Lehmann